ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP
THREE EMBARCADERO CENTER, 12TH FLOOR
SAN FRANCISCO, CALIFORNIA 94111
FAX (415) 837-1516
TELEPHONE (415) 837-1515
www.allenmatkins.com

July 13, 2006

Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065

Ladies and Gentlemen:

We have acted as counsel to Wherify Wireless, Inc., a Delaware corporation (the "Company"), in connection with the preparation of Amendment No. 4 to the Company's Registration Statement on Form SB-2 (File Number: 333-132461), filed with the Securities and Exchange Commission on July 13, 2006 (the "Registration Statement"), relating to a proposed offering by the Company to the public of a maximum of 16,800,000 shares of the Company's Common Stock, $.01 par value (the "Shares").

The Shares are to be offered by the Company in a best efforts, direct public offering without any involvement of underwriters, as described in the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Allen Matkins Leck Gamble Mallory & Natsis LLP